UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		April 17, 2003

Eateries, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	0-14968	73-123048
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 S. Santa Fe Avenue, Edmond, Oklahoma		73003
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		405-705-5000

Not Applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events

FOR IMMEDIATE RELEASE

NASDAQ/SC: EATS

  Eateries, Inc.

 Considers Delisting From Nasdaq

Edmond, Oklahoma, April 17, 2003. As a result of its decisions to dispose of it’s Garcia’s Mexican Restaurants and write off nearly $1,800,000 in goodwill and $3,800,000 in deferred tax assets, Eateries, Inc. (Nasdaq SC: EATS) does not meet the current requirements for The Nasdaq SmallCap Market listing.  Eateries, Inc. received notification from NASDAQ that it is not in compliance with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity, $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  Nasdaq Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq SmallCap Market.

"Ironically, the Garcia’s sale has put the Company in its strongest financial position since 1987.  Proceeds of the sale were used to reduce short and long term debt.  We are focused on the expansion of Company and franchised Garfield’s Restaurants.  Eateries has provided a specific plan to Nasdaq under which it could achieve and sustain compliance with all The Nasdaq SmallCap Market listing requirements.  However, given the very volatile condition of the stock market, management is discussing all of its options," said Eateries, Inc. CEO Vincent F. Orza, Jr.

Eateries, Inc. owns, operates, franchises and licenses 63 restaurants under the names of Garfield’s Restaurant and Pub, Garcia’s Mexican Restaurants and Pepperoni Grill and Italian Bistro Restaurants in 20 states.  For additional information, contact Vincent F. Orza, Jr. or Bradley L. Grow at 1220 S. Santa Fe Ave., Edmond, Oklahoma, 73003 or call 405.705.5000 or FAX: 405.705.5001.

From time to time, the Company may publish forward-looking statements relating to certain matters including anticipated financial performance, business prospects, the future opening of Company-owned and franchised restaurants, anticipated capital expenditures, and other matters.  All statements other than statements of historical fact contained in this press release or in any other report of the Company are forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  In order to comply with the terms of that safe harbor, the Company notes that a variety of factors, individually or in the aggregate, could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements including, without limitation, consumer spending trends and habits; competition in the casual dining restaurant segment; weather conditions in the Company's operating regions; laws and government regulations; general business and economic conditions; availability of capital; success of operating initiatives and marketing and promotional efforts; and changes in accounting policies.  In addition, the Company disclaims any intent or obligation to update those forward-looking statements.